EXHIBIT 5.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Mogo Inc.

We consent to the use of our Report of Independent Registered Public Accounting Firm dated March 23, 2021 on the consolidated statement of financial position of the Company as of December 31, 2020 and 2019 and the consolidated statements of operations and comprehensive loss, changes in equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes, incorporated by reference herein and to the reference to our firm under the heading “Auditor, Transfer Agent and Registrar” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

March 26, 2021

Vancouver, Canada

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